Exhibit 4.2

SHOTSPOTTER, INC.

INVESTORS’ RIGHTS AGREEMENT

This Investors’ Rights Agreement (the “Agreement”) is made as of July 12, 2012, by and among ShotSpotter, Inc., a Delaware corporation (the “Company”) and the investors listed on Exhibit A hereto, each of which is herein referred to individually, as an “Investor,” and collectively, as “Investors.”

RECITAL

The Investors are parties to the Series B-1 Preferred Stock and Warrant Purchase Agreement of even date herewith by and among the Company and certain of the Investors (the “Purchase Agreement”), which provides that as a condition to the closing of the sale of the Series B-1 Preferred Stock, Series A-2 Preferred Stock and the warrants thereunder (the “Warrants”), this Agreement must be executed and delivered by the Investors and the Company.

AGREEMENT

In consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1.                                      Registration Rights.  The Company covenants and agrees as follows:

1.1                               Definitions.  For purposes of this Section 1:

(a)                                 The term “Act” means the Securities Act of 1933, as amended.

(b)                                 The term “Common Stock” means the Company’s common stock and any subsequent reclassifications thereof.

(c)                                  The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(d)                                 The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof; provided, however, that holders of Registrable Securities that do not hold any Common Stock issued or issuable upon conversion of Voting Preferred Stock shall not be deemed to be Holders for purposes of Sections 1.2, 1.4, 1.12 and 3.7.

(e)                                  The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock under the Act.

(f)                                   The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(g)                                  The term “Voting Preferred Stock” means the Company’s Series B-1 Preferred Stock.

(h)                                 The term “Investor Common Stock” means the Company’s Common Stock issued upon conversion of the Company’s Preferred Stock on July   , 2012.

(i)                                     The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(j)                                    The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Voting Preferred Stock, (ii) the shares of Investor Common Stock; provided, however, that such shares of Investor Common Stock shall not be deemed Registrable Securities for the purposes of Sections 1.2, 1.4, 1.12, 2.1, 2.2, 2.4 and 3.7 and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) and (ii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

(k)                                 The number of shares of “Registrable Securities” outstanding shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(l)                                     The term “Rule 144” shall mean Rule 144 under the Act.

(m)                             The term “SEC” shall mean the Securities and Exchange Commission.

1.2                               Request for Registration.

(a)                                 Subject to the conditions of this Section 1.2, if the Company shall receive at any time six months after the effective date of the Initial Offering, a written request from the Holders of a majority of the Registrable Securities then outstanding (for purposes of this Section 1.2, the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of the Registrable Securities with an anticipated aggregate offering price, net of underwriting discounts and expenses, of at least $10,000,000, then the Company shall, within 20 days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use all commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within 20 days of the mailing of the Company’s notice pursuant to this Section 1.2(a).

(b)                                 If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a).  In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to a majority in interest of the Initiating Holders).  Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities pro rata based on the number of Registrable Securities held by all such Holders (including the Initiating Holders).  In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded.  Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c)                                  Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 1.2:

(i)                                     in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

(ii)                                  after the Company has effected two registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective; or

(iii)                               during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of the filing of and ending on a date 180 days following the effective date of a Company-initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

(iv)                              if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.4 hereof; or

(v)                                 if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the

Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any 12-month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such 120-day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered); or

(vi)                              if the Initiating Holders do not request that such offering be firmly underwritten by underwriters selected by the Initiating Holders (subject to the consent of the Company); or

(vii)                           if the Company and the Initiating Holders are unable to obtain the commitment of the underwriter described in clause (vi) above to firmly underwrite the offer.

(d)                                 A registration pursuant to this Section 1.2 shall be deemed to have been made only if (i) all Registrable Securities requested to be registered are registered and (ii) it is closed or withdrawn at the request of the Initiating Holders for any reason other than as a result of a material adverse change to the Company.

1.3                               Company Registration.

(a)                                 If the Company proposes to register any of its stock or stock of the Holders or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration.  Upon the written request of each Holder given within 20 days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.3(c), use all commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder requests to be registered.

(b)                                 Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.  The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

(c)                                  Underwriting Requirements.  In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company.  If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering.  In no event shall any Registrable Securities be excluded from such offering unless all other stockholders’ securities have been first excluded and in no event shall any Registrable Securities that are Common Stock issued or issuable upon conversion of Voting Preferred Stock be excluded from such offering unless any Registrable Securities that are Investor Common Stock have first been excluded from such offering.  In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders.  For purposes of the preceding sentence concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership, limited liability company or corporation, the affiliated venture capital funds, partners, retired partners, members, former members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members, former members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

1.4                               Form S-3 Registration.  After its Initial Offering, in case the Company shall receive from the Holder or Holders of at least ten percent (10%) of the Registrable Securities then outstanding (for purposes of this Section 1.4, the “Initiating Holders”) a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a)                                 promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)                                 use all commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:

(i)                                     if Form S-3 is not available for such offering by the Holders;

(ii)                                  if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $3,000,000;

(iii)                               if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.4 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any 12-month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such 120-day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered);

(iv)                              if the Company has, within the 12-month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.4; or

(v)                                 in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c)                                  If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.4 and the Company shall include such information in the written notice referred to in Section 1.4(a).  The provisions of Section 1.2(b) shall be applicable to such request (with the substitution of Section 1.4 for references to Section 1.2).

(d)                                 Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders.  Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Section 1.2.

1.5                               Obligations of the Company.  Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)                                 prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 60 days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(b)                                 prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c)                                  furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)                                 use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)                                  in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering (each Holder participating in such underwriting shall also enter into and perform its obligations under such underwriting agreement);

(f)                                   notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g)                                  cause all such Registrable Securities registered pursuant to this Section 1 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed; and

(h)                                 provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

1.6                               Information from Holder.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information as may be requested by the Company, including, but not limited to, regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

1.7                               Expenses of Registration.  All expenses other than underwriting discounts and commissions and fees and disbursements of counsel to the selling Holders incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and excluding stock transfer taxes, underwriting discounts and underwriting commissions, shall be borne by the Company.  Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless such withdrawal is based on the Holders having reliable information of a material adverse change in the financial condition, business or prospects of the Company which information was not known to or discoverable by the Holders at the time of their request and have withdrawn the request with reasonable promptness following confirmation by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Sections 1.2 and 1.4.

1.8                               Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9                               Indemnification.

(a)                                 To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, directors and stockholders of each Holder, within the meaning of Section 15 of the Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 1, and any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):  (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, incident to any such registration, qualification, or compliance, (ii) the omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification, or compliance, and the Company will reimburse each such Holder, underwriter, controlling person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter or other aforementioned person, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the most current prospectus was not sent or given by or on behalf of such Holder or underwriter or other aforementioned person to such person, if required by law to have been so delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b)                                 To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers, partners, members, legal counsel, and accountants, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder, and each of their officers, directors, members and partners, and each person controlling such Holder, and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse the Company and such Holders, directors, officers, partners, members, legal counsel, and accountants, persons, underwriters, or control persons and any person intended to be indemnified pursuant to this subsection 1.9(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this subsection 1.9(b), when taken together with any contribution by such Holder pursuant to Section 1.9(c) below, exceed the net proceeds from the offering received by such Holder.

Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.  No indemnified party, in the defense of any such claim or litigation, shall, except with the consent of each indemnifying party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.  Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(c)                                  If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 1.9(b), shall exceed the net proceeds from the offering received by such Holder.  The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(d)                                 Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(e)                                  The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1 and otherwise.

1.10                        Reports Under the 1934 Act.  With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a)                                 make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the Initial Offering;

(b)                                 file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c)                                  furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.11                        Assignment of Registration Rights.  The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (a) (i) is a subsidiary, parent, partner, limited partner, retired partner, member, former member, stockholder or affiliated venture capital funds of a Holder, or (ii) is a Holder’s family member or trust for the benefit of an individual Holder, and (b) after such assignment or transfer, such transferee holds at least 50,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations or the like), provided: (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (y) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 1.13 below; and (z) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.12                        Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 1.2, Section 1.3 or Section 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

1.13                        “Market Stand-Off” Agreement.

(a)                                 Each Holder hereby agrees that it will not, without the prior written consent of the Company and the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days or, if required by such managing underwriters, such longer period of time as is necessary to enable such underwriters to issue a research report or make a public appearance that relates to an earnings release or announcement by the Company within 17 days before or after the date that is 180 days after the effective date of the registration statement relating to the Initial Offering, but in any event not to exceed 210 days following the effective date of the registration statement relating to such offering) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held immediately prior to the effectiveness of the Registration Statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise.  The foregoing provisions of this Section 1.13 shall apply only to the Company’s Initial Offering of equity securities, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers, directors and greater-than-one-percent stockholders of the Company (all parties bound by such market standoffs the “Restricted Stockholders”) enter into similar agreements. The underwriters in connection with the Company’s Initial Offering are intended third-party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.  Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s Initial Offering that are consistent with this Section 1.13 or that are necessary to give further effect thereto.  If the Company or the representative of the underwriters waives or terminates the restrictive provisions of the market stand-off agreements of any of the other Restricted Stockholders, then such discretionary waiver or termination shall apply to all Restricted Stockholders on a pro rata basis based on the number of shares subject to such agreements and this Section 1.13.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

(b)                                 Each Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder (and the shares or securities of every other person subject to the restriction contained in this Section 1.13):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE.  SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

1.14                        Termination of Registration Rights.  No Holder shall be entitled to exercise any right provided for in this Section 1 upon the earlier of the following to occur: (i) such time after the Initial Offering at which such Holder (A) holds one percent or less of the Company’s outstanding Common Stock and (B) all Registrable Securities held by such Holder (together with any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three-month period without registration in compliance with Rule 144, or (ii) after the consummation of a Deemed Liquidation Event, as described and defined in the Company’s Amended and Restated Certificate of Incorporation (as amended and restated from time to time, the “Certificate of Incorporation”).

2.                                      Covenants of the Company.

2.1                               Delivery of Financial Statements.

(a)                                 The Company shall, upon request, deliver to each Investor (or transferee of an Investor) as soon as practicable, but in any event within 150 days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company.

(b)                                 The Company shall, upon request, deliver to each Investor (or transferee of an Investor) that holds at least 1,000,000 shares of Voting Preferred Stock or Common Stock issued upon conversion thereof (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) (each, a “Major Investor”) as soon as practicable, but in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter; and

(c)                                  The Company shall, upon request, deliver to each Major Investor as soon as practicable, but in any event within 30 days prior to the end of each fiscal year of the Company, an annual budget.

2.2                               Inspection.  The Company shall permit each Major Investor, at such Major Investor’s expense, reasonable access during normal business hours to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor and with reasonable advance notification; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to disclose details of contracts with or work performed for specific customers and other business partners where to do so would violate confidentiality obligations to those parties.  The Company has the right to require that any Major Investor execute the Company’s standard confidentiality and nondisclosure agreement prior to the exercise of rights under this Section 2.2.  The rights granted pursuant to this Section 2.2 may not be assigned or otherwise conveyed by the Major Investors or by any subsequent transferee of any such rights without the prior written consent of the Company except as provided in Section 2.3.

2.3                               Assignment/Termination of Information and Inspection Covenants; Confidentiality.

(a)                                 The rights to cause the Company to provide information pursuant to Sections 2.1 and 2.2 may be assigned (but only with all related obligations) by a Major Investor to a transferee or assignee of such securities that (i) is a subsidiary, parent, partner, limited partner, retired partner, member, former member, stockholder or affiliated venture capital funds of a Major Investor, (ii) is a Major Investor’s family member or trust for the benefit of an individual Major Investor, or (iii) after such assignment or transfer, holds at least 50,000 shares of Voting Preferred Stock or Common Stock issued upon conversion thereof (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like).  The covenants set forth in Sections 2.1 and 2.2 shall terminate and be of no further force or effect upon the earlier to occur of (i) the Initial Offering, (ii) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur, or (iii) the consummation of a Deemed Liquidation Event, as described and defined in the Certificate of Incorporation.

(b)                                 Anything in Section 2.1 and 2.2 to the contrary notwithstanding, no Major Investor by reason of this Agreement shall have access to any information the Company deems in good faith to be trade secrets or similar confidential information of the Company.  Each Major Investor hereby agrees to hold in confidence and trust and not to misuse or disclose any confidential information provided pursuant to Section 2.1 and 2.2.  The Company shall not be required to comply with Section 2.1 and 2.2 in respect of any Major Investor whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of more than 10% of the stock of a competitor.

2.4                               Right of First Offer.  Subject to the terms and conditions specified in this Section 2.4, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined).  For purposes of this Section 2.4, the term “Major Investor” includes (i) if the Major Investor is a partnership, limited liability company, corporation or other entity, any general partners, members and affiliates of such Major Investor, or (ii) if the Major Investor is an individual, the immediate family members of such Major Investor and trusts for the benefit of such Major Investor or his or her immediate family members.  A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners, members and affiliates, immediate family members or trusts in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a)                                 The Company shall deliver a notice in accordance with Section 3.5 (“Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered and (iii) the price and terms upon which it proposes to offer such Shares.

(b)                                 By written notification received by the Company within 15 calendar days after the giving of Notice, each Major Investor may elect to purchase, at the price and on the terms specified in the Notice, up to such Major Investor’s pro rata share of the Shares.  For purposes of this Section 2.4, such pro rata share is the ratio of (i) the number of shares of Common Stock then owned by such Major Investor to (ii) the total number of shares of Common Stock outstanding (assuming for both the numerator and denominator of such calculation, the exercise of all outstanding options and warrants, and the conversion into Common Stock of all outstanding securities convertible into Common Stock, including the Voting Preferred Stock) immediately prior to the issuance of the Shares.  The Company shall promptly, in writing, inform each Major Investor that elects to purchase all the shares available to it (a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise.  Thereafter, each Fully-Exercising Investor may elect to purchase that portion of the Shares for which the Major Investors were entitled to subscribe, but which were not subscribed for by the Major Investors, that is equal to the proportion that the number of shares of Common Stock then owned by such Fully-Exercising Investor bears to the total number of shares Common Stock then owned by all Fully-Exercising Investors (assuming for both the numerator and denominator of such calculation the exercise of all outstanding options and warrants and the conversion into Common Stock of all outstanding securities convertible into Common Stock, including the Voting Preferred Stock) who wish to purchase some of the unsubscribed Shares.

(c)                                  If all Shares that Major Investors are entitled to obtain pursuant to subsection 2.4(b) are not elected to be obtained as provided in subsection 2.4(b) hereof, the Company may, during the 90-day period following the expiration of the period provided in subsection 2.4(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Notice.  If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d)                                 The right of first offer in this Section 2.4 shall not be applicable to (i) the issuance or sale of Common Stock (or options or warrants therefor) to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to written plans or agreements approved by the Company’s

Board of Directors; (ii) the issuance of Preferred Stock, Common Stock or the Warrants pursuant to the Purchase Agreement or Common Stock issued upon conversion of the Voting Preferred Stock issued pursuant to the Purchase Agreement or Voting Preferred Stock pursuant to the Warrants or Common Stock issued upon conversion of such Voting Preferred Stock; (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the date hereof; (iv) the Company’s first sale of its securities pursuant to its Initial Offering; (v) securities issued or issuable pursuant to real estate transactions, equipment lease financings or commercial lending arrangements, provided such issuances are primarily for other than equity financing purposes and are approved by the Board of Directors of the Company; (vi) securities issued pursuant to a stock dividend, stock split or similar reorganization; (vii) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise that is unanimously approved by the Company’s Board of Directors; or (viii) the issuance of stock, warrants or other securities or rights to persons or entities pursuant to strategic transactions, provided such issuances are primarily for other than equity financing purposes and are approved by at least two-thirds of the members of the Board of Directors of the Company.  In addition to the foregoing, the right of first offer in this Section 2.4 shall not be applicable with respect to any Investor in any subsequent offering of Shares if (i) at the time of such offering, the Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) of the Act and (ii) such offering of Shares is otherwise being offered only to accredited investors.

(e)                                  The rights provided in this Section 2.4 may be assigned (but only with all related obligations) by a Major Investor to a transferee or assignee of such securities that (i) is a subsidiary, parent, partner, limited partner, retired partner, member, former member or stockholder of a Major Investor, (ii) is a Major Investor’s family member or trust for the benefit of an individual Major Investor, or (iii) after such assignment or transfer, holds at least 50,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations or the like).

(f)                                   The covenants set forth in this Section 2.4 shall terminate and be of no further force or effect upon the earlier to occur of the following: (i) the Initial Offering; or (ii) a Deemed Liquidation Event, as described and defined in the Certificate of Incorporation.

2.5                               Proprietary Information and Inventions Agreements.  The Company shall require all employees and consultants with access to confidential information to execute and deliver a Proprietary Information and Inventions Agreement or Consulting Agreement in substantially the form approved by the Company’s Board of Directors.

2.6                               Employee Agreements.  Unless approved by the Board of Directors of the Company, all future employees of the Company who shall purchase, or receive options to purchase, shares of the Company’s Common Stock following the date hereof shall be required to execute stock purchase or option agreements providing for (i) vesting of shares over a four-year period with the first 25% of such shares vesting following 12 months of continued employment or services, and the remaining shares vesting in equal monthly installments over the following 36 months thereafter and (ii) a lockup period in connection with the Company’s Initial Offering as described in Section 1.13 hereof.  Unless approved by the Board of Directors, the Company shall retain a right of first refusal on transfers of shares of the Company’s Common Stock held by employees and consultants until the Company’s Initial Offering and shall retain the right to repurchase unvested shares of the Company’s Common Stock at cost.  In addition, if the Company does not elect to purchase or repurchase such shares, the Company shall assign the right to purchase or repurchase to the Investors pro rata, based upon the number of shares of Voting Preferred Stock (including shares of Common Stock issued upon conversion thereof) held by each.

2.7                               Termination of Certain Covenants.  The covenants set forth in Sections 2.5 and 2.6 shall terminate and be of no further force or effect upon the earlier to occur of the following: (i) the Initial Offering; or (ii) a Deemed Liquidation Event as described and defined in the Certificate of Incorporation.

3.                                      Miscellaneous.

3.1                               Successors and Assigns.  Except as otherwise provided herein, this Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company.  Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities).  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2                               Governing Law.  This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California and with respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Santa Clara County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California).

3.3                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.  At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof

3.4                               Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5                               Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) three days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 3.5).

3.6                               Expenses.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.7                               Entire Agreement; Terminations; Amendments and Waivers.  This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.  Any term of this Agreement may be terminated or amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Holders of a majority of the Common Stock issuable or issued upon conversion of the Voting Preferred Stock, provided, however, that if such amendment or waiver adversely affects an Investor in a manner differently than the other Investors, the affirmative vote or written consent of such Investor shall be required.  Any termination, amendment or waiver effected in accordance with this Section 3.7 shall be binding upon each Holder of any Registrable Securities, each future holder of all such Registrable Securities, and the Company, provided, however, that if such amendment or waiver adversely affects an Investor in a manner differently than the other Investors, the affirmative vote or written consent of such Investor shall be required..  The Company shall give prompt written notice of any termination, amendment or waiver hereunder to any party hereto that did not consent in writing to such termination, amendment or waiver.  In the event that an underwriting agreement contains terms differing from this Agreement, as to any such Holder the terms of such underwriting agreement shall govern.

3.8                               Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

3.9                               Aggregation of Stock.  All shares of Registrable Securities or Voting Preferred Stock held or acquired by affiliated entities (including affiliated venture capital funds, immediate family members or trusts for the benefit of such immediate family members) or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. For the avoidance of doubt, RT Groos, LLC and Thomas T Groos Revocable Trust shall be affiliated entities purposes of this Agreement and all shares of Registrable Securities or Voting Preferred Stock held or acquired by them shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.10                        Additional Investors.  Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Series B-1 Preferred Stock, any acquiror of such shares of Series B-1 Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor” hereunder without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any party hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The parties have executed this Investors’ Rights Agreement as of the date first above written.

SHOTSPOTTER, INC.

By:	/s/ Ralph Clark
Ralph A. Clark
President and Chief Executive Officer

Address:	1060 Terra Bella Avenue Mountain View, CA 94043-1881

INVESTORS’ RIGHTS AGREEMENT

The Parties have executed this Investors’ Rights Agreement as of the date first above written.

WESTLY CAPITAL PARTNERS FUND, L.P., as nominee for itself and Westly Capital Partners Affiliates Fund, L.P.

By:	Westly Capital Associates, L.L.C.
Its:	General Partner

By:	/s/ Steve Westly

Title:	Managing Partner

Address:	2200 Sand Hill Road Suite 250 Menlo Park, CA 94025

Facsimile:	(650) 362-2338

INVESTORS’ RIGHTS AGREEMENT

The Parties have executed this Investors’ Rights Agreement as of the date first above written.

NORWEST VENTURE PARTNERS X, LP

By:	Genesis VC Partners X, LLC
Its:	General Partner

By:	/s/ Matthew Howard
Matthew Howard

Address:	525 University Avenue Suite 800 Palo Alto, CA 94301

Facsimile:	(650) 321-9916

INVESTORS’ RIGHTS AGREEMENT

The Parties have executed this Investors’ Rights Agreement as of the date first above written.

LIFESAVERS I LLC		LEVENSOHN VENTURE PARTNERS III, L.P.
By:		By:	Levensohn Venture Management III, L.L.C.
Its:		Its:	General Partner

By:		By:	/s/ Pascal N. Levensohn
Name:			Pascal N. Levensohn, Managing Member
Title:

LIFESAVERS II LLC		LVP III ASSOCIATES FUND, L.P.
By:		By:	Levensohn Venture Management III, L.L.C.
Its:		Its:	General Partner

By:	/s/ Pascal N. Levensohn	By:	/s/ Pascal N. Levensohn
Name:	Pascal N. Levensohn		Pascal N. Levensohn, Managing Member
Title:

LIFESAVERS III LLC		LEVENSOHN INVESTMENTS
By:		By:	Pascal N. Levensohn
Its:		Its:	Managing Member

By:		By:	/s/ Pascal N. Levensohn
Name:		Name:
Title:		Title:

LIFESAVERS LLC		LEVENSOHN VENTURE III ANNEX FUND, L.P.
By:		By:	Levensohn Venture Management III, L.L.C.
Its:		Its:	General Partner

By:	/s/ Pascal N. Levensohn	By:	/s/ Pascal N. Levensohn
Name:	Pascal N. Levensohn	Name:	Pascal N. Levensohn
Title:		Title:	Managing Member

THE HRM TRUST 1997 U/A/D JUNE 17,1997

Address for Levensohn Venture Partners		By:	/s/ Hamid R. Moghadam
Hamid R. Moghadam, Trustee

INVESTORS’ RIGHTS AGREEMENT

III, L.P., LVP Associates Fund, L.P.,		Address for Hamid Moghadam:
LifeSavers I LLC, Lifesavers II, LLC,			Hamid R. Moghadam, Trustee
Lifesavers III, LLC, Lifesavers LLC and			The HRM Trust 1997 u/a/d/ June 17, 1997
Levensohn Investments.:		Facsimile:	(415) 477-2094
One Embarcadero Center, 29th Floor
San Francisco, CA 94111
Facsimile:	(415) 723-7331

INVESTORS’ RIGHTS AGREEMENT

The Parties have executed this Investors’ Rights Agreement as of the date first above written.

LAUDER PARTNERS LLC

By:	/s/ Gary Lauder
Name:
Title:

THE GARY LAUDER REVOCABLE TRUST

By:	/s/ Gary Lauder
Name:
Title:

Address:

Facsimile:	(650) 323-2171

INVESTORS’ RIGHTS AGREEMENT

The Parties have executed this Investors’ Rights Agreement as of the date first above written.

LABRADOR VENTURES V-B, LP

By:	Labrador Management V-B, LLC
Its:	General Partner

By:	/s/ Stuart Davidson
	Name:	Stuart Davidson
	Title:	Managing Member

Address:		101 University Avenue, 4th Floor Palo Alto, CA 94301

Facsimile:		(650) 366-6430

INVESTORS’ RIGHTS AGREEMENT

The Parties have executed this Investors’ Rights Agreement as of the date first above written.

CLAREMONT CREEK VENTURES, L.P.

By:	Claremont Creek Partners, LLC
Its:	General Partner

By:	/s/ Randy Hawks
	Name:	R. Hawks
	Title:	Managing Director

CLAREMONT CREEK PARTNERS FUND, L.P.

By:	Claremont Creek Partners, LLC
Its:	General Partner

By:	/s/ Randy Hawks
	Name:	R. Hawks
	Title:	Managing Director

Address:		300 Frank H. Ogawa Plaza Suite 350 Oakland, CA 94612

Facsimile:		(510) 740-0270

INVESTORS’ RIGHTS AGREEMENT

The Parties have executed this Investors’ Rights Agreement as of the date first above written.

RT GROOS, LLC

By:	/s/ Thomas T. Groos
Name:	Thomas T. Groos
Title:	Managing Member

Address:	c/o Korte Consulting 15 Ionia St. SW Suite 505 Grand Rapids, MI 49503

Facsimile:	(616) 915-5126

THOMAS T GROOS REVOCABLE TRUST

By:	/s/ Thomas T. Groos
Name:	Thomas T. Groos
Title:	Trustee

Address:	c/o Korte Consulting 15 Ionia St. SW Suite 505 Grand Rapids, MI 49503

Facsimile:	(616) 915-5126

INVESTORS’ RIGHTS AGREEMENT

Exhibit A

Investors:

Westly Capital Partners Fund, L.P.,

Norwest Venture Partners X, LP

Lifesavers I LLC

Lifesavers II LLC

Lifesavers III LLC

Lifesavers LLC

Levensohn Venture Partners III, L.P.

LVP III Associates Fund, L.P.

Levensohn Investments

Levensohn Venture III Annex Fund, L.P.

The HRM Trust 1997 u/a/d June 17,1997

Lauder Partners LLC

The Gary Lauder Revocable Trust

Labrador Ventures V-B, LP

Claremont Creek Ventures, L.P.

Claremont Creek Partners Fund, L.P.

RT Groos, LLC

Thomas T Groos Revocable Trust